Exhibit 4(i)

ANCHOR NATIONAL LIFE INSURANCE COMPANY

SIMPLE IRA ENDORSEMENT

(Not Subject To Designated Financial Institution Rules)

This endorsement applies only if the application states that this Contract was applied for as a SIMPLE IRA ("Contract") qualifying under section 408(p) of the Internal Revenue Code of 1986, as amended (the "Code"), and is intended to become a part of and modify the Contract to which it is attached in order to qualify the Contract under section 408(p) of the Code. The provisions of this Endorsement replace any conflicting or contrary Contract provisions.

1. The Contract is established for the exclusive benefit of the individual or his or her beneficiaries.

2. This SIMPLE IRA will accept only: (a) a cash contribution made by an employer on behalf of the individual under a SIMPLE IRA Plan that meets the requirements of section 408(p) of the Code, and (b) a rollover contribution or transfer of assets from another SIMPLE IRA of the individual. No other contributions will be accepted.

3. The entire interest of the individual for whose benefit the Contract is maintained will be distributed or commence to be distributed, no later than the first day of April following the calendar year in which such individual attains age 701/2 (required beginning date), over (a) the life of such individual, or the lives of such individual and his or her designated beneficiary, or (b) a period certain not extending beyond the life expectancy of such individual, or the joint and last survivor expectancy of such individual and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

All distributions made hereunder shall be made in accordance with the requirements of Code section 401(a)(9), including the incidental death benefit requirements of Code section 401(a)(9)(G), and the regulations thereunder, including the minimum distribution incidental benefit requirement of section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the individual by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the individual and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the individual attains age 701/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

4. (a) Distributions beginning before death. If the individual dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the individual's death.

(b) Distributions beginning after death. If the individual dies before distribution of his or her interest begins, distribution of the individual's entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the individual's death except to the extent that an election is made to receive distributions in accordance with (1) or (2) below:

(1) If the individual's interest is payable to a designated beneficiary, then the entire interest of the individual may be distributed over the life or over a period certain not greater than the life expectancy of the designated beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the individual died.

(2) If the designated beneficiary is the individual's surviving spouse, the date distributions are required to begin in accordance with (1) above shall not be earlier than the later of (A) December 31 of the calendar year immediately following the calendar year in which the individual died or (B) December 31 of the calendar year in which the individual would have attained age 701/2.

(c) If the designated beneficiary is the individual's surviving spouse, the spouse may treat the Contract as his or her own SIMPLE IRA. This election will be deemed to have been made if such surviving spouse fails to elect any of the above provisions, makes a rollover to the Contract from another SIMPLE IRA of the surviving spouse, or if an employer of the surviving spouse makes a contribution to the Contract under a SIMPLE IRA Plan maintained by such employer.

(d) Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the individual's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

(e) Distributions under this section are considered to have begun if distributions are made on account of the individual reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under section 1.401(a)(9)-2 of the Proposed Regulations.

5. The interest of the individual is nonforfeitable.

6. This Contract is nontransferable by the individual.

7. This Contract does not require the payment of fixed premiums.

8. The issuer of a SIMPLE IRA shall furnish annual calendar year reports concerning the status of the Contract.

If contributions made on behalf of the individual under a SIMPLE IRA Plan maintained by the individual's employer are received directly by the issuer of this SIMPLE IRA contract from the employer, the issuer will provide the employer with the summary description required by section 408(1)(2)(B) of the Code.

  Prior to the expiration of the 2-year period beginning on the date the individual first participated in any SIMPLE IRA Plan maintained by the individual's employer, any rollover or transfer by the individual of funds from this SIMPLE IRA must be made to another SIMPLE IRA of the individual. Any distribution of funds to the individual during this 2-year period may be subject to a 25-percent additional tax if the individual does not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, the individual may roll over or transfer funds to any IRA of the individual that is qualified under section 408(a), (b) or (p) of the Code.

10. All references to "sex" are hereby deleted from the contract/certificate when issued as a Simplified Employee Pension (SEP).

11. The tables in the ANNUITY OPTIONS section are deleted and replaced by the following:

In Witness whereof, the Company has caused this Endorsement to be executed as of the date of issue of the Annuity to which it is attached.

[signatures appear here]

Fixed Annuity Option Tables

Option 1: Life Income
Monthly Income per $1,000
Year of Annuitization	2010	2020	2030	2040
Age
30	3.06	3.03	3.00	2.97
35	3.18	3.14	3.10	3.07
40	3.32	3.28	3.23	3.20
45	3.51	3.45	3.40	3.35
50	3.74	3.67	3.60	3.54
55	4.05	3.95	3.87	3.79
60	4.45	4.33	4.22	4.12
65	4.99	4.83	4.68	4.55
70	5.75	5.53	5.33	5.16
75	6.86	6.54	6.26	6.02
80	8.48	8.02	7.61	7.26
85	10.89	10.21	9.62	9.11

Option 2: Life Income with 10 year Guarantee
Monthly Income per $1,000
Year of Annuitization	2010	2020	2030	2040
Age
30	3.06	3.03	3.00	2.97
35	3.17	3.14	3.10	3.07
40	3.32	3.27	3.23	3.19
45	3.50	3.44	3.39	3.35
50	3.73	3.66	3.60	3.54
55	4.03	3.94	3.86	3.78
60	4.41	4.29	4.19	4.10
65	4.91	4.76	4.63	4.51
70	5.57	5.39	5.22	5.07
75	6.42	6.19	5.98	5.79
80	7.40	7.16	6.92	6.70
85	8.34	8.13	7.93	7.73

Option 3: Joint and Last Survivor Annuity (Male and Female)
Monthly Income per $1,000
Year of Annuitization	2020				2040
Age	45	55	65	75	45	55	65	75
45	3.20	3.32	3.39	3.43	3.14	3.24	3.30	3.33
55	---	3.57	3.77	3.88	---	3.46	3.64	3.73
65	---	---	4.19	4.54	---	---	4.01	4.32
75	---	---	---	5.37	---	---	---	5.03

Values not shown are available from Our Administrative Office on request.

Variable Annuity Option Tables

Option 1: Life Income
Monthly Income per $1,000
Year of Annuitization	2010	2020	2030	2040
Age
30	4.38	4.36	4.34	4.32
35	4.47	4.44	4.41	4.39
40	4.60	4.55	4.52	4.49
45	4.75	4.70	4.65	4.61
50	4.96	4.90	4.83	4.78
55	5.24	5.15	5.07	5.00
60	5.62	5.50	5.40	5.30
65	6.15	5.99	5.84	5.72
70	6.90	6.68	6.48	6.30
75	8.01	7.69	7.41	7.16
80	9.65	9.18	8.76	8.40
85	12.09	11.39	10.79	10.26

Option 2: Life Income with 10 year Guarantee
Monthly Income per $1,000
Year of Annuitization	2010	2020	2030	2040
30	4.38	4.36	4.34	4.32
35	4.47	4.44	4.41	4.39
40	4.59	4.55	4.51	4.48
45	4.74	4.69	4.65	4.61
50	4.95	4.88	4.82	4.77
55	5.21	5.13	5.05	4.99
60	5.57	5.46	5.36	5.27
65	6.04	5.90	5.77	5.66
70	6.67	6.49	6.33	6.18
75	7.49	7.27	7.06	6.88
80	8.42	8.18	7.96	7.75
85	9.31	9.11	8.91	8.72

Option 3: Joint and Last Survivor Annuity (Male and Female)
Monthly Income per $1,000
Year of Annuitization	2020				2040
Age	45	55	65	75	45	55	65	75
45	4.47	4.57	4.63	4.67	4.42	4.50	4.56	4.59
55	---	4.77	4.94	5.06	---	4.68	4.83	4.93
65	---	---	5.32	5.66	---	---	5.16	5.44
75	---	---	---	6.45	---	---	---	6.11

Values not shown are available from Our Administrative Office on request.